Exhibit 99.1

For Immediate Release	For Further Information Contact:
October 20, 2011	Henry Fong
561-514-9042

CHINA NUVO SOLAR INC ANNOUNCES CORPORATE NAME CHANGE TO SURGLINE INTERNATIONAL, INC.

PREVIOUSLY ACQUIRED MEDICAL AND SURGICAL PRODUCTS COMPANY SURGLINE INC IS WHOLLY OWNED OPERATING SUBSIDIARY

West Palm Beach, Florida – China Nuvo Solar Energy, Inc. (OTCQB: CNUV) today announced that The State of Nevada has approved the Company’s requested corporate name change to SurgLine International, Inc. (“SI” or “Parent”).  Majority shareholders recently approved and authorized the Board of Directors to change the Company’s name. SurgLine, Inc. will remain as a wholly owned subsidiary of the Parent. As a result of the Nevada approval, the Company will file with the appropriate regulatory bodies the name change as well as a new ticker symbol to better reflect the Company’s core business.  We will announce further details as the process and timing for the new name to be reflected in the markets as well as the new symbol as we go thru the regulatory process. Until then the Company will continue to trade under the symbol CNUV.

Mr. Tom Toland, CEO of SurgLine was quoted as saying “This was the logical next step in our corporate development. Changing the parent name to SurgLine International and having SurgLine, Inc. be the wholly owned operating subsidiary, paves the way for other business opportunities and reflects our current strategic plans to build long term shareholder value.”

About SurgLine, Inc.

SurgLine (www.surgline.com) sources and distributes high quality FDA approved medical and surgical products at discount prices, thereby reducing or eliminating  the historical brand premium paid by healthcare providers including acute care hospitals, surgery centers, surgical hospitals, self insured employers and insurance companies. SurgLine offers high quality medical and surgical supplies and products at substantial savings utilizing stocking distributors and institutional buyers by sourcing products globally without the historical brand premium and industry markup.

About SurgLine International, Inc.

SurgLine International, Inc. is a holding company that in addition to SurgLine wholly owns Nuvo Solar Energy, Inc., a development stage company that owns unique patent pending solar and photovoltaic related technology.  The Company is also seeking other business opportunities.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.